Exhibit 99.1

Gladstone Land Corporation Reports Results for the First Quarter Ended March 31, 2014

Please note the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., May 5, 2014 (GLOBE NEWSWIRE) -- Gladstone Land Corporation (Nasdaq:LAND) (the "Company") today reported financial results for the first quarter ended March 31, 2014. A description of funds from operations ("FFO"), a relative non-GAAP (generally accepted accounting principles in the United States) financial measure, is located at the end of this press release. All per-share references are to fully-diluted, weighted average shares of common stock unless otherwise noted. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneLand.com.

Summary Information:

	For and As of the Quarters Ended
	March 31, 2014	December 31, 2013	Change ($ / #)	Change (%)

Operating Data:
Total operating revenue	$ 1,495,636	$ 1,177,703	$ 317,933	27.0%
Total operating expenses	1,100,452	883,767	216,685	24.5%
Other expenses	367,643	272,954	94,689	34.7%
Net income before income taxes	27,541	20,982	6,559	31.3%
Income tax provision	6,623	1,328,297	(1,321,674)	-99.5%
Net income (loss) available to common stockholders	$ 20,918	$ (1,307,315)	$ 1,328,233	101.6%
Real estate and intangible depreciation and amortization	288,031	213,345	74,686	35.0%
Income tax provision	6,623	1,328,297	(1,321,674)	-99.5%
Pre-tax funds from operations available to common stockholders	$ 315,572	$ 234,327	$ 81,245	34.7%

Share and Per Share Data:
Weighted average common shares outstanding - basic and diluted	6,530,264	6,530,264	0	0.0%
Net income (loss) per weighted average common share - basic and diluted	$ 0.00	$ (0.20)	$ 0.20	101.6%
Pre-tax FFO per weighted average common share - basic and diluted	0.05	0.04	0.01	37.5%
Cash dividends declared per common share	0.09	0.69	(0.60)	-86.8%

Balance Sheet Data:
Real estate and intangibles, net	$ 75,979,461	$ 75,622,247	$ 357,214	0.5%
Total assets	91,623,638	93,673,464	(2,049,826)	-2.2%
Total Indebtedness	41,431,998	43,154,165	(1,722,167)	-4.0%
Total stockholders' equity	47,945,186	48,511,992	(566,806)	-1.2%
Total common shares outstanding	6,530,264	6,530,264	0	0.0%

Other Data:
Farms owned	21	21	0	0.0%
Acres owned	6,000	6,000	0	0.0%
Occupancy Rate	100.0%	100.0%	0.0%	0.0%

Highlights for the Quarter:

  Project Completion: Completed a cooler upgrade and expansion at a total cost of $446,000 and will earn additional rent on this amount at an initial rate of 8.5%;
  Lease Activity: Executed a lease with a new tenant on a property where the existing lease is set to expire in 2014. The new lease is for nine years and will commence upon expiration of the existing lease in November 2014. The new lease provides for an increase in minimum annualized GAAP straight-line rental income of 21% over the existing lease; and
  Declared Distributions: Declared and paid monthly cash distributions of $0.03 per share of common stock for each of January, February and March.

First Quarter 2014 Results:  Pre-tax FFO increased for the three months ended March 31, 2014, as compared to the three months ended December 31, 2013. The Company saw an increase in operating revenues as a result of the seven farms it acquired during the three months ended December 31, 2013; however, it also experienced an increase in operating expenses. The increase in operating expenses was primarily due to an increase in the management fee paid to our Adviser and additional stockholder-related expenses incurred relating to the annual report and proxy. The increase in the management fee paid to our Adviser was expected, as, per our advisory agreement, the fee was limited in 2013 to 1% of stockholders' equity, less any uninvested proceeds from our initial public offering. However, beginning in 2014, the fee increased to 2% of stockholders' equity, and uninvested proceeds are no longer excluded. Other expenses also increased for the three months ended March 31, 2014, as compared to the three months ended December 31, 2013, due to the interest incurred on increased borrowings under our mortgage note payable.

Net income available to common stockholders for the three months ended March 31, 2014, was $20,918, or $0.00 per share, compared to a net loss available to common stockholders for the three months ended December 31, 2013, of $87,092, or $0.01 per share. This increase was primarily due to the impact on the prior-year period of recognizing $2.1 million of income taxes on a deferred intercompany gain related to land transfers in prior years. These income taxes will be triggered and become due upon the Company's conversion to a REIT, which management expects to be effective for the tax year ended December 31, 2013; thus, such taxes were recorded during 2013. A reconciliation of Pre-tax FFO to net income for both the three months ended March 31, 2014, and December 31, 2013, which the Company believes is the most directly-comparable GAAP measure to Pre-tax FFO, and a computation of basic and diluted Pre-tax FFO and basic and diluted net income per weighted-average share of common stock is set forth in the Summary Information table above.

Comments from the Company's Chief Executive Officer, David Gladstone: "Our first year as a public company was a good but expensive one, and the first quarter of our second year was slow due to not having a new line of credit and mortgage note in place. However, our pipeline of deals remains strong, and we look forward to continuing the growth that we experienced during the last quarter. We believe that investing in farmland is more of an asset appreciation investment than an income investment, and we expect farmland values to increase faster than inflation. To help investors track the aggregate farmland values on a per-share basis, we have calculated and reported a net asset value per share in our quarterly report on Form 10-Q. As of March 31, 2014, we estimated our net asset value per common share at $14.03, which is up from $13.51 as of December 31, 2013, and we believe the future will continue to bring an increase in our net asset value per share. We are looking forward to an active 2014, a year we believe will begin a new era for investing in farmland."

Subsequent to the End of the Quarter:

  Declared Distributions: Declared monthly cash distributions of $0.03 per share on the common stock, for each of April, May and June 2014.

Conference Call for Stockholders: The Company will hold a conference call on Tuesday, May 6, 2014, at 8:30 a.m. EDT to discuss its earnings results. Please call (855) 363-1762 and enter conference identification number 24411406 to enter the conference. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through June 6, 2014. To hear the replay, please dial (800) 585-8367 and use conference number 24411406. The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneLand.com. The event will also be archived and available for replay on the Company's website through July 6, 2014.

About Gladstone Land: Gladstone Land is seeking to be a real estate investment trust that pays monthly dividends to its stockholders. Gladstone Land invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers. The Company currently owns 6,000 acres on 21 farms, predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as more permanent crops, such as blueberries. The Company also may acquire property related to farming, such as storage facilities utilized for cooling crops, processing plants, packaging facilities and distribution centers. Additional information can be found at www.GladstoneLand.com.

Investor Relations:  For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com and www.GladstoneCompanies.com.

Non-GAAP Financial Measure – FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company defines pre-tax funds from operations ("Pre-tax FFO") as FFO plus the provision for income taxes. The Company expects to operate as a REIT beginning with its taxable year ended December 31, 2013. As a REIT, the Company generally will not be subject to federal income taxes on amounts distributed to its stockholders, provided it meets certain conditions. As such, the Company believes it is beneficial for investors to view its results of operations excluding the impact of income taxes.

FFO and Pre-tax FFO do not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company presents basic and diluted Pre-tax FFO per share as calculations of Pre-tax FFO available to common stockholder divided by the weighted average common shares outstanding. The Company believes that Pre-tax FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its Pre-tax FFO or FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs. To learn more about FFO and Pre-tax FFO, please refer to the Company's Form 10-Q for the three months ended March 31, 2014, as filed with the SEC today.

Certain statements in this press release, including the Company's ability to maintain or grow its portfolio and FFO, benefit from increases in farmland values, and the increase in net asset value per share are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments; the duration of, or further downturns in, the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 24, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Land Corporation, +1-703-287-5893